EXHIBIT (H)(4)

ASSIGNMENT AGREEMENT

This Assignment is made as of the 21st day of March, 2007 ("Effective Date") by Archipelago Holdings, Inc. ("Assignor") to Archipelago Securities, L.L.C. ("Assignee").

WHEREAS, prior to the Effective Date, Assignor entered into a Marketing Agreement ("Agreement") with B.C. Ziegler and Company and Ziegler Exchange Traded Trust, dated March 5, 2007; and

WHEREAS, Assignor desires to transfer and assign to Assignee, and Assignee desires to accept the transfer and assignment of all of Assignor's rights, duties, liabilities and obligations contained in the Agreement.

NOW, THEREFORE, in consideration of the mutual premises set forth herein, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Assignor and Assignee agree as follows:

Assignor and Assignee represent and covenant that each of them through their authorized representatives have the right and authority to bind their respective companies.

Assignor hereby transfers and assigns to Assignee, and Assignee hereby accepts the transfer and assignment of all of Assignor's rights, duties, liabilities and obligations contained in the Agreement.

This Assignment is effective as of the Effective Date listed above.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment to be executed by their respective Authorized Representatives.
Archipelago Holdings, Inc.	Archipelago Securities, L.L.C.

By:	By:

Its:	Its:

Date:	Date: